Exhibit 99.1

Press release dated November 30, 2006

Universal Power Group EARNS Major Contract Renewal

From Brink's Home Security

Carrollton, Texas - (BUSINESS WIRE) - November 30, 2006 - Zunicom,  Inc. (OTCBB:ZNCM), parent of Universal Power  Group, Inc. ("UPG"), today announced that Brinks Home Security, Inc. has renewed its contract with UPG for a two-year  period expiring in November 2008.  The contract will then renew automatically for successive one year periods unless either party notifies the other of its intention not to renew.  Under the agreement, UPG is responsible for managing virtually all of Brink's Home Security’s product procurement, warehousing, fulfillment and distribution needs.  The products covered by the contract  include batteries, transformers, speakers, sirens and cabling for Brinks’ Home Security’s residential and commercial security systems.  In addition, UPG will continue to provide Brinks Home Security with value-added services such as custom kitting and coordination of battery recycling services.

"We have been providing Brinks Home Security with supply chain management services for almost 5 years and are extremely pleased with the opportunity to continue this strategic relationship," said President and CEO of UPG, Randy Hardin.  "Unlike most other third party logistics companies, we not only handle and distribute the inventory, but we help source, purchase, warehouse and custom kit.  This relationship enables Brink's Home Security to focus on their business competencies, while we handle the operational complexities of the supply chain."

About Zunicom, Inc.

Zunicom, Inc. (www.zunicom.com) through its wholly owned subsidiary, Universal Power Group, Inc. (www.upgi.com), is a leading provider of third-party logistics and supply chain management services and a leading distributor of batteries and related accessories, security products and portable power products to various industries and through its wholly-owned subsidiary AlphaNet Hospitality Systems, Inc. (www.alphanet.net), provides business communication services to the hospitality industry.

This release contains a number of forward-looking statements concerning the current expectations as to future results of operations, future growth and future performance of Zunicom, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995.  In particular, Zunicom gives no assurance as the impact of the new contract with Brink’s Home Security on its operations and financial condition.  The company’s actual results depends on many different factors, some of which are identified under the caption "Forward-Looking Statements" and “Risk Factors” in the company's annual report on Form 10-K for the year ended December 31, 2005.

FOR MORE INFORMATION, PLEASE CONTACT:

ZUNICOM, INC.

Mimi Tan │469.892.1200 │mtan@zunicom.com